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                                                                 EXHIBIT 99


(FIRST TENNESSEE LOGO)


News Release
    Release:   Immediate
    Date:      February 28, 2000



    Financial Information:        Media Information:        Investor Relations:
    ---------------------         ------------------        -------------------
    Teresa Rosengarten            Kim Cherry                Marty Mosby
    (901) 523-4161                (901) 523-4726            (901) 523-5620



             FIRST TENNESSEE ANNOUNCES REVISED EARNINGS FOR 1999 AND
                            EARNINGS OUTLOOK FOR 2000

    Revision to 1999 Earnings

    First Tennessee National Corporation announced today that it has revised previously reported 1999 earnings. Following a recent regulatory review, First Tennessee has changed its accounting treatment of two fourth quarter transactions related to mortgage loans held for sale at FT Mortgage Companies. This change in accounting treatment resulted in a $12.3 million decrease in 1999 pre-tax earnings. As a result, diluted earnings per share was revised from $1.91 to $1.85 with corresponding return on equity and return on assets of 20.9 percent and 1.33 percent, respectively.

    Adjustments to 2000 Outlook

    Over the last several months, there have been various market factors which have adversely impacted the profitability of mortgage banking and capital markets. While the effect of these factors has been historically short-term in nature, in the current economic climate they could have a more prolonged effect.

    The primary factor impacting mortgage banking and capital markets has been the persistent, rapid rise in interest rates and the strong universal expectation in the market that this trend will continue. As a result, mortgage banking has been unfavorably impacted by decreased loan originations and pricing pressures (especially related to wholesale originations) and other factors relating to the


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    secondary marketing process. This expected trend in interest rates has continued to affect the level and mix of securities demanded by capital markets' customers even though Y2K concerns have passed.

    Therefore, first quarter 2000 earnings are likely to be below the comparable first quarter 1999 results which benefitted from record originations primarily related to the refinancing boom and strong demand for securities from capital markets' bank customers. Diluted earnings per share are currently estimated to be $.09 to $.12 below last year's diluted earnings per share of $.40. This includes an approximate $5 million loss from planned sales of certain mortgage loans originated prior to this recent rise in interest rates. The anticipated continuation of trends in mortgage banking and capital markets through at least mid-year, the impact of the projected first quarter's earnings decrease, and current expectations as to economic conditions should have an adverse impact on earnings for the full year, decreasing our estimated diluted earnings per share growth rate to between approximately 8 percent and 10 percent over the revised $1.85 in 1999.

    General Information

    First Tennessee, headquartered in Memphis, Tennessee, is a nationwide, diversified financial services institution and is one of the 50 largest bank holding companies in the United States in asset size and market capitalization. Banking and other financial services are provided through the regional banking group and three national lines of business: FT Mortgage Companies, First Tennessee Capital Markets, and transaction processing. Transaction processing includes credit card merchant processing, express processing (check clearing and remittance processing) and MONEY BELT(R) (our automated teller machine network). The corporation's common stock is traded on the New York Stock Exchange under the symbol FTN. It is listed in the financial section of most newspapers as FstTN Ntl and is included in the Standard & Poor's MidCap 400 index. More information is available at First Tennessee's website at www.firsttennessee.com.


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    Forward-Looking Information

    This press release contains forward-looking statements involving significant inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include changing general economic and financial market conditions and competition, ability to execute its' business plans, items already mentioned in this press release, and other factors described in our recent filings with the Securities and Exchange Commission. First Tennessee disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.